Exhibit 6.1

                                    CONTRACT

THIS AGREEMENT made effective __________, 19___ (the "Effective Date").

BETWEEN:
           iQ POWER  TECHNOLOGY  INC.,  of Suite 708,  1111 West Hastings
           Street,   Vancouver,   British  Columbia,   Canada,  V6E  2J3,
           Telecopier (604) 689-4626

           (hereinafter called "iQ Canada")

AND:
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          (hereinafter called the "Shareholder")

RECITALS:

The Shareholder is an atypical silent shareholder in iQ Battery Research & Development GmbH (hereinafter refered to as "iQ Deutschland"), incorporated under German law, with a share in the amount of DM __________________in accordance with that certain contract dated __________ (the "iQ Deutschland Agreement"). iQ Canada intends to acquire all the issued and outstanding shares (Geschaftsanteile) in iQ Deutschland. With regard thereto the parties now enter into the following contract which is subject to the condition precedent that iQ Canada acquires all the issued and outstanding shares of iQ Deutschland:

                                       1

In consideration for the issuance to the Shareholder of ______________ common shares of iQ Canada (the "Shares"), the Shareholder hereby agrees to convey, assign and transfer to iQ Canada all rights of the Shareholder under the iQ Deutschland Agreement. Upon execution of this Agreement, the Shareholder shall deliver his originally signed iQ Deutschland Agreement, an executed assignment document in the form attached hereto as Exhibit A and a signed copy of this contract (collectively, the "Assigned Documents") to ___________________ (the "Escrow Agent"), and iQ Canada shall issue a certificate (the "Certificate") representing the Shares in the name of the Shareholder and deliver such Certificate to the Escrow Agent. The Escrow Agent shall hold the Assigned Documents and the Certificate in Escrow until the conditions set forth in
Section 2 of this Agreement have been satisfied.

The parties have agreed upon the ratio for the exchange of Shares in iQ on the one hand and the value of the atypical silent partnership on the other hand in free negotiations. In that context they have assumed that the value of the Shares amounts to _______ DM per Share.

In the event that the current shareholders of iQ Deutschland exercise their put option pursuant to Section 8 of the Share Exchange Agreement dated August 24, 1998 (the "Share Exchange Agreement"), iQ Canada will immediately provide notice of such exercise to the Escrow Agent (the "Exercise Notice"), and the Escrow Agent shall deliver the Assigned Documents to the Shareholder and the Certificate to iQ Canada.

In the event that the put option set forth in Section 8 of the Share Exchange Agreement has not previously been exercised, upon Closing of an equity financing by iQ Canada with gross proceeds of not less than US$3,000,000, iQ Canada will immediately provide notice of the Closing to the Escrow Agent, and the Escrow Agent shall deliver the Certificate to the Shareholder and the Assigned Documents to iQ Canada. For purposes of this Agreement, "Closing" shall mean the date on which equity securities of the Company are delivered against payment into escrow of the purchase price therefor.

                                        3

1. This contract is governed by German law to the exclusion of conflict of laws rules and international treaties.

2. Amendments and supplements to this Contract, including this clause requiring the written form, must be made in writing and refer specifically to this Contract unless notarial certification or any other form is required by law.

3. In the event that any one of the provisions of this Contract should be or become invalid or impracticable, this shall not affect the validity of the remaining provisions. The invalid or impracticable provision shall be deemed replaced by a provision which most closely approximates the form, content, time, extent and scope of the invalid or impracticable provision without the necessity of the parties having to take additional action.


IN WITNESS WHEREOF, the parties hereto have hereunto executed this Agreement effective as of the day and year first above written.

THE CORPORATE SEAL of                   )
iQ POWER TECHNOLOGY INC. was            )
hereunto affixed in the presence of:    )
                                        )               (c/s)
_____________________________________   )
                                        )
_____________________________________   )
                                        )
SIGNED, SEALED and DELIVERED            )
by __________________________________   )
in the presence of                      )
                                        )
_____________________________________   )   _________________________________
Witness                                 )   Print Name:____________________
                                        )
_____________________________________   )

Address                                 )
______________________________________  )
Postal Code                             )

                                   ASSIGNMENT


     In consideration of the issuance of ______________common shares of iQ Power Technology Inc. ("iQ Canada"), ______________ (the "Shareholder") does hereby convey, assign and transfer to iQ Canada all his rights under that certain contract dated ________ attached hereto as Exhibit A (the "iQ Deutschland Agreement").

     This assignment is made pursuant to the terms of that Contract dated August __, 1998 between the Shareholder and iQ Canada.

     DATED: August ___, 1998.



                                            -----------------------------------
                                            [name of shareholder]

                           Address:         -----------------------------------
In presence of:


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